Exhibit 10(y)

Relocation Program Description

          The Company offers a relocation program (the "Relocation Program") for eligible employees, including executive officers, who relocate at the Company's request and, in appropriate circumstances, to eligible new employees who relocate in connection with their employment by the Company. The Company believes this program offers a valuable incentive to attract and retain key employees.

          Effective July 30, 2002, the Relocation Program was revised in response to Sarbanes-Oxley to eliminate certain loan benefits for executive officers who relocate at the Company's request. The following description of the Relocation Program describes benefits available to eligible executive officers prior to this date, and the revisions made to the program for executive officers in response to Sarbanes-Oxley. The relocation benefits made available prior to July 30, 2002, to eligible executive officers, as described below, continue to be made available to eligible employees who are not executive officers of the Company.

          Prior to July 30, 2002, executive officers who relocated were eligible to receive a first mortgage loan (subject to applicable lending guidelines) from Wells Fargo Home Mortgage, Inc. (WFHMI) on the same terms as those available to any employee of the Company, which terms include a waiver of the loan origination fee. In addition, prior to July 30, 2002, executive officers who relocated to a designated high cost area (or in certain limited circumstances to a location not designated as a high cost area) may have received from the Company a mortgage interest subsidy on the first mortgage loan of up to 25% of the executive's annual base salary, payable over a period not less than the first three years of the first mortgage loan, and a 30-year, interest-free second mortgage down payment loan in an amount up to 100% of his or her annual base salary to purchase a new primary residence. The second mortgage loan must be repaid in full if the executive terminates employment with the Company or retires, or if the executive sells the residence. A relocating executive officer may have also received a transfer bonus of up to 30% of the executive's base salary.

          On and after July 30, 2002, executive officers are still eligible (subject to applicable lending criteria) to receive a first mortgage loan from WFHMI, except that the loan must be on the same terms as those available to any residential home mortgage customer. However, executive officers are no longer eligible for a mortgage interest subsidy from the Company relating to the first mortgage loan on, or an interest-free second mortgage down payment loan for the purchase of a new primary residence. Under the revised Relocation Program, the Company may pay a relocating executive officer a transfer bonus in an amount determined by senior management on the earlier of the date he or she commences employment or purchases a new home, and annually thereafter. Any executive officer who had received the mortgage interest subsidiary and interest-free down payment loan benefit prior to July 30, 2002, pursuant to the Relocation Program may continue to receive such benefits, but may not amend the terms of the loan to which these benefits relate.

          For many relocations made at the Company's request, the Company pays all related home purchase closing costs and household goods moving expenses for the relocating executive officer. The Relocation Program also assists eligible relocating executives in defraying costs associated with selling their current residences. Available benefits may include payment of selling costs customarily incurred by a seller of residential real estate (such as real estate commissions, title and appraisal fees, and other routine closing costs), purchase of the relocating executive's home at its appraised market value by a third party relocation company using Company funds, and certain cash incentives to executives who locate buyers for their homes directly.

          With the exception of expenses paid to or on behalf of the executive officer to move household goods and sell his or her home, the benefits described above (other than the mortgage loans) are treated as taxable income to the executive. The Relocation Program also includes, as a potential additional benefit, reimbursement of the amount of taxes paid on the taxable portion of amounts received by the executive under the Relocation Program.